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                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 and related Prospectus of Williams Communications Group, Inc. for the registration of common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts and stock purchase units and subscription rights and to the incorporation by reference therein of our report dated February 28, 2001, with respect to the consolidated financial statements and schedules of Williams Communications Group, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.





                                                               Ernst & Young LLP


Tulsa, Oklahoma
December 13, 2001